Exhibit 10.41
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
UNIVERSITY OF TENNESSEE RESEARCH FOUNDATION
and
GTx, INC.
AMENDED AND RESTATED LICENSE AGREEMENT
     THIS AMENDED AND RESTATED LICENSE AGREEMENT made and entered into this 24th day of September, 2007, having an effective date of July 24, 1998 (the “Effective Date”) by and between University of Tennessee Research Foundation (formerly known as The University of Tennessee Research Corporation), a Tennessee corporation having an office at 1534 White Avenue, Knoxville, Tennessee 37996. (hereinafter “UTRF”), and GTx, Inc. (formerly known as Genotherapeutics, Inc.), a Delaware corporation, located at 3 N. Dunlap St., Memphis, Tennessee 38163 (hereinafter “GTx”), hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
     WHEREAS, UTRF owns, in whole or in part, certain Licensed Patents (as defined herein) and Licensed Technology (as defined herein), the subject matter of which was initially developed by one or more of the UT Contributors (as defined herein) in the course of their employment with The University of Tennessee (“UT”);
     WHEREAS, the UT Contributors submitted to UT the invention disclosure form [ * ] designated by UTRF as file number PD [ * ] (“Initial SERM Disclosure”);
     WHEREAS, UTRF and GTx have previously entered into a separate agreement, titled “Amended and Restated Exclusive License Agreement” and made effective as of July 24, 1998, whereby GTx was granted an exclusive license to Licensed Patents (as defined therein) and Licensed Technology (as defined therein) which arose out of the technology described in the Initial SERM Disclosure (the “Prior License Agreement”);
     WHEREAS, GTx entered into a Collaboration and License Agreement dated September 7, 2006 (the “Ipsen Sublicense”) with Ipsen Limited (“Ipsen”) to grant Ipsen exclusive rights in the European Territory (as defined in the Ipsen Sublicense) to GTx’s product candidate, Acapodene®, and other products containing toremifene citrate, for methods of use that include those encompassed within the Licensed Patents;
     WHEREAS, GTx provided UTRF with a copy of the Ipsen Sublicense in accordance with the provisions of the Prior License Agreement;
     WHEREAS, the Parties now desire to enter into this “Amended and Restated License Agreement” for the purpose of making certain changes regarding the rights and obligations of the Parties; and
     WHEREAS, the Parties intend that this Agreement shall supersede the Prior License Agreement and render it null and void.
     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, including a payment in the amount of Two Hundred Ninety Thousand Dollars ($290,000; the “Consideration Fee”), which is paid by GTx in consideration of UTRF’s execution of this Agreement, the Parties hereto expressly agree as follows:

SECTION 1
Definitions
     1.1 “Actions” shall have the meaning set forth in Section 17.1 hereof.
     1.2 “Active Ingredient” means the material(s) in a pharmaceutical product which provide its pharmacological activity (excluding formulation components such as coatings, stabilizers or controlled release technologies).
     1.3 “Affiliate” shall mean any corporation, partnership, or other entity that at any time during the Term of this Agreement, directly or through one or more intermediaries, Controls or is Controlled by or is under common Control with a Party to this Agreement or a Sublicensee, but only for so long as the relationship exists. A corporation or other entity shall no longer be an Affiliate when through loss, divestment, dilution or other reduction of ownership, the requisite Control no longer exists.
     1.4 “Agreement” shall mean this Amended and Restated License Agreement.
     1.5 “Claims” shall have the meaning set forth in Section 8.1 hereof.
     1.6 “Combination Product” means either (i) any pharmaceutical product that consists of at least one SERM and at least one other Active Ingredient that is not a SERM, or (ii) any combination of a SERM and another pharmaceutical product that contains at least one other Active Ingredient that is not a SERM where such products are not formulated together but are sold together as a single product and invoiced as one product.
     1.7 “Confidential Information” shall have the meaning set forth in Section 18.2 hereof.
     1.8 “Control” or “Controls” or “Controlled” shall mean: (i) in the case of a corporation, ownership or control, directly or indirectly, of at least fifty one percent (51%) of the shares of stock entitled to vote for the election of directors; or (ii) in the case of an entity other than a corporation, ownership or control, directly or indirectly, of at least fifty one percent (51%) of the assets of such entity.
     1.9 “Effective Date” shall have the meaning set forth in the introductory paragraph hereof.
     1.10 “Federal Policy” shall have the meaning set forth in Section 2.3 hereof.
     1.11 “Generic Product” shall mean a product that is derived from, made with, uses, or incorporates, in whole or in part, Licensed Technology, but is not covered or claimed in whole or in part by a Valid Claim of the Licensed Patents in the country of manufacture, use, or sale or import.
     1.12 “GTx” shall mean GTx, Inc. and its Affiliate(s) (unless such Affiliates are clearly excluded from the referencing provision(s) at issue), provided that in no instance shall GTx, Inc. be relieved of any duty or obligation hereunder by the inclusion of its Affiliates in the definition of “GTx”.
     1.13 “Independent SERM Invention” shall have the meaning set forth in Section 2.8 hereof.
     1.14 “Initial SERM Disclosure” shall have the meaning set forth in the Recitals.
     1.15 “Ipsen” shall have the meaning set forth in the Recitals.
     1.16 “Ipsen Sublicense” shall have the meaning set forth in the Recitals.
     1.17 “License Maintenance Fee” shall have the meaning set forth in Section 4.1A. hereof.
     1.18 “License Year” shall mean a 12-month period beginning on July 24th of one year and ending on July 23rd of the following year.
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     1.19 “Licensed Patent” or “Licensed Patents” shall mean any or all of the (a) the patents set forth on Appendix A, attached hereto and incorporated herein by reference, (b) the patent applications set forth on Appendix A and any patents issuing therefrom, and (c) any other patent applications that may in the future be filed pursuant to Section 6.1 of this Agreement by GTx, whether in the United States of America or any other country, and any patents issuing therefrom, including, as they pertain to patents and patent applications described in (a)-(c) hereof, any and all substitutions for and divisional applications, continuation applications, continuation-in-part applications, provisional applications, and non-provisional applications, renewal applications, reissue applications, any foreign patent applications and divisional, continuation and continuation-in-part applications therefrom or national phase applications which claim priority from any of the pending patent applications set forth on Appendix A.
     1.20 “Licensed Product” or “Licensed Products” shall mean any Patented Product or Generic Product, provided that in the case of a Combination Product (as defined under Section 1.6), Licensed Product shall mean only that portion of the Combination Product containing a SERM or SERMS, and Net Sales for such Licensed Product contained within a Combination Product shall be determined as set forth under Section 1.25.
     1.21 “Licensed Subject Matter” shall mean Licensed Patents and Licensed Technology.
     1.22 “Licensed Technology” shall mean, except to the extent published or otherwise generally known to the public any technology, trade secrets, methods, processes, know-how, show-how, data, information, or results (except technology, trade secrets, methods, processes, know-how, show-how, data, information, or results solely related to Independent SERM Inventions to the extent not published or otherwise generally known to the public) that are (i) developed by any one or more of the UT Contributors in the course of employment by UT or developed by any other UT employee directly from his or her research or clinical investigation of SERMs utilizing any Proprietary SERM Know-How; and (ii) owned solely or in part by UTRF (but, if owned in part by UTRF, only to the extent of the part owned by UTRF); and (iii) necessary or reasonably useful for the practice of any of the Licensed Patent(s), including (for purposes of explaining, and without expanding, the meaning of Sections 1.22 (i) through (iii)) the chemoprevention of prostate cancer and any methods of which the primary purpose is to administer to a subject an effective dose of a chemopreventive agent, toremifene, and analogs or metabolites thereof, to prevent recurrence of, suppress or inhibit prostate carcinogenesis.
     1.23 “Major Markets” shall mean and include the United States, Great Britain, France, Germany, and Japan.
     1.24 “Negotiation Period” shall have the meaning set forth in Section 2.8D. hereof.
     1.25 “Net Sales” shall mean the gross amount actually received by GTx or any Sublicensee for the use, sale or distribution (hereinafter “Sale”) of a Licensed Product (hereinafter “Gross Receipts”), less the following:
A.	refunds, credits, and/or discounts actually given in connection with a particular Sale in amounts customary in the trade for quantity purchases, cash payments, and prompt payments, but only if such refunds, credits, and/or discounts constitute a return of amounts already included in Gross Receipts;

B.	refunds, credits and/or discounts actually given for Licensed Products that are rejected, recalled, returned, or destroyed by customers, but only if such refunds, credits and/or discounts constitute a return of amounts already included in Gross Receipts;

C.	sales, tariff duties and/or use taxes directly imposed and with reference to a particular Sale, to the extent included in Gross Receipts;

D.	outbound transportation expenses (including insurance relating thereto) directly related to a particular Sale, to the extent included in Gross Receipts;
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

E.	the cost of export licenses, import duties, value added tax, and prepaid freight directly related to a particular Sale, to the extent included in Gross Receipts;

F.	sales commissions paid by GTx to individuals who are not employees of GTx, a Sublicensee, or their respective Affiliates, to the extent such commissions are directly related to a particular Sale;

G.	out-of-pocket service fees consistent with normal industry practice paid to distributors or wholesalers of drug product in payment for distribution of Licensed Product, provided that (a) such distributors and wholesalers are not Affiliates of GTx; (b) if any such distributor or wholesaler is an Affiliate of a Sublicensee, such fees are no more than that which such distributor/wholesaler actually and contemporaneously charges unaffiliated third party pharmaceutical companies for the same or similar service; (c) such fees may not be deducted more than once; (d) if a Sublicense shall be in effect, the fees paid by a Sublicensee may be deducted from Net Sales under this Agreement only if such fees are deducted from the equivalent of Net Sales under the relevant Sublicense agreement for purposes of calculating the royalty owed to GTx;

H.	retroactive price reductions, chargeback payments and rebates actually granted in connection with a particular Sale to managed health care organizations or to federal, state and local governments, their agencies, purchasers, and reimbursers, but only if such reductions, chargeback payments, and rebates constitute a return of amounts already included in or calculated as part of Gross Receipts; and

I.	[ * ] of any royalty (including a lump-sum payment) that is paid to a Third Party by GTx pursuant to a patent license agreement between GTx and such Third Party, provided that at the time of such payment (1) such Third Party owns or controls an issued patent containing a Valid Claim that, in the absence of such patent license agreement, would be infringed by the use, sale, or distribution of the composition of matter of a SERM licensed to GTx hereunder; and (2) the purpose of such royalty is for licensing of or acquiring such issued patent; and (3) the dollar amount of the [ * ] deduction for any calendar quarter shall not exceed the dollar amount of Net Sales in the same calendar quarter (computed without the application of this Section 1.25I.) from the use, sale, or distribution of Licensed Products containing such SERM in the country(ies) where such Third Party owns or controls such issued patent, it being agreed, however, that GTx may carry forward to future quarter(s) the amount by which the dollar amount of the [ * ] deduction exceeds the cumulative dollar amount of the actual deductions taken; and (4) GTx has not entered into such patent license agreement as of the date of execution of this Agreement.
For avoidance of doubt, no deductions shall be made for sales commissions paid to individuals who are employees of GTx, a Sublicensee, or their respective Affiliates, or for cost of collections. Notwithstanding the foregoing, Net Sales shall not include the amount received by GTx for the transfer of Licensed Product to a GTx Affiliate or a Sublicensee or the amount received by a Sublicensee for transfer or distribution of Licensed Product to GTx or a GTx Affiliate. Sales of Licensed Product for use in conducting clinical trials of a Licensed Product candidate in a country shall be excluded from Net Sales calculations for all purposes. Net Sales shall be determined in a consistent manner for all products sold by or on behalf of GTx and its Sublicensees and in accordance with applicable U.S. generally accepted accounting principles for GTx and any U.S. based Sublicensee.
Combination Product. In the event one or more Licensed Products are sold as part of a Combination Product in a particular country, the Net Sales of such Licensed Product(s), for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country, during the applicable Net Sales reporting period, by the fraction, A/(A+B), where:
A is the average sale price of the Licensed Product(s) by GTx or Sublicensees when sold separately in finished form in such country and B is the average sale price by GTx or Sublicensees, or, if they have no such right of sale, by a Third Party of the other product(s) included in the Combination Product when sold separately in finished form in such country, in each case during the applicable Net Sales reporting period.
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

In the event one or more Licensed Products are sold as part of a Combination Product and are sold separately in finished form in such country, but the other product(s) included in the Combination Product are not sold separately in finished form in such country, the Net Sales of the Licensed Product, for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country by the fraction C/D where:
C is the average sale price, in such country, of the Licensed Product(s) contained in such Combination Product when sold separately and D is the average sale price, in such country, for the Combination Product, in each case during the applicable Net Sales reporting period. Under no circumstances can C/D exceed one hundred percent (100%).
In the event that one or more of the Licensed Product(s) are not sold separately in finished form in the country, but all of the other product(s) included in the Combination Product in such country are sold separately, the Net Sales of the Licensed Product, for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country by the fraction (D-E)/D, where:
D is the average sale price, in such country, of the Combination Product, and E is the average sale price of the other product(s) included in the Combination Product in finished form in such country, in each case during the applicable Net Sales reporting period.
In the event that the Net Sales of the Licensed Product(s) when included in a Combination Product cannot be determined using the methods above, Net Sales for the purposes of determining payments based on Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of F/(F+G) where:
F is the fair market value of the Licensed Product(s) and G is the fair market value of all other pharmaceutical product(s) included in the Combination Product, as reasonably determined in good faith by the Parties.
     1.26 “Option” shall have the meaning set forth in Section 2.8 hereof.
     1.27 “Option Period” shall have the meaning set forth in Section 2.8A. hereof.
     1.28 “Patented Product” shall mean any product whose manufacture, use, sale or import is covered in whole or in part by a Valid Claim of the Licensed Patents in the country of manufacture, use, sale or import.
     1.29 “Party” and “Parties” shall have the meaning set forth in the introductory paragraph hereof.
     1.30 “Prior License Agreement” shall have the meaning set forth in the Recitals.
     1.31 “Proprietary SERM Know-How” shall mean know-how pertaining to a SERM that is obtained from GTx or a UT Contributor and is not published or otherwise generally known to the public.
     1.32 “Regulatory Approval” shall mean any approvals granted by a governmental authority in a particular regulatory jurisdiction (with the exception of conditional approvals) that are necessary for the commercial manufacture, use, storage, importation, export, transport or sale of Licensed Products in that regulatory jurisdiction.
     1.33 “Running Royalty” shall have the meaning set forth in Section 4.1B. hereof.
     1.34 “SERM” or “SERMS” shall mean toremifene, and analogs or metabolites thereof.
     1.35 “Sublicense” shall mean a direct grant of right, license, or option to any Licensed Subject Matter from GTx to a GTx Affiliate or a Third Party, including the Ipsen Sublicense, and any further such grant at any tier.
     1.36 “Sublicense Revenue” shall mean all payments actually received by GTx pursuant to each Sublicense, including, without limitation, up-front license fees, milestone payments, license maintenance fees, election fees, and all other fees and payments paid to GTx under each Sublicense agreement, excluding running royalties received by GTx that are calculated as a percentage of Sublicensee’s Net Sales, and excluding the up-front fee GTx has already received from Ipsen in October 2006 upon its entering into the Ipsen Sublicense. GTx may deduct from Sublicense Revenue attributable to a particular Sublicense agreement payments received by GTx as
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

reimbursement for actual, otherwise unreimbursed, out-of-pocket expenses as set out in such Sublicense agreement, provided that only reimbursements for expenses incurred in the development of one or more Licensed Products covered by such Sublicense may be deducted from Sublicense Revenue and then only to the extent of expenses incurred from and after the date of the Sublicense for pre-clinical or clinical research and development, including development of the formulation and manufacturing process, manufacturing of preclinical and clinical supplies and analytical and stability testing as required by the Food and Drug Administration to support a New Drug Application (NDA) filing for the Licensed Product. For the avoidance of doubt, Sublicense Revenue will not include any payments made to Third Parties by or on behalf of a Sublicensee for conducting clinical trials, filing new drug applications, commercially launching a product and/or marketing and selling a product, since these are not payments received by GTx from a Sublicensee on account of the Sublicense.
     1.37 “Sublicense Royalty” shall have the meaning set forth in Section 4.1C. hereof.
     1.38 “Sublicensee” shall mean and include any recipient of a Sublicense, including Ipsen.
     1.39 “Sublicensee Patent Rights” shall have the meaning set forth in Section 6.2 hereof.
     1.40 “Term” shall have the meaning set forth in Section 12.1 hereof.
     1.41 “Third Party” or “Third Parties” shall mean any person, party or entity other than GTx, its Affiliates, UTRF, or UT.
     1.42 “UT” shall mean The University of Tennessee.
     1.43 “UT Contributor” and “UT Contributors” shall mean one or more of Mitchell S. Steiner and Sharan Raghow, and any other UT employee who contributed, either before or after the Effective Date, to the development of the Licensed Subject Matter.
     1.44 “Valid Claim” shall mean (a) a claim of an issued patent which has not expired and which has not been held revoked, invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with the time allowed for appeal having expired, and which has not been admitted to be invalid through reissue or disclaimer or otherwise; or (b) any claim of a pending patent application, which (i) was filed in good faith; and (ii) has not been pending for more than eight (8) years.
SECTION 2
Grant
     2.1 During the Term hereof, and subject to the terms and conditions of this Agreement, UTRF hereby grants to GTx for the purpose of developing, making, having made, using, marketing, selling, having sold, importing, distributing, and offering for sale the Licensed Product:
A.	an exclusive, worldwide right and license, with the right to grant Sublicenses, to practice under the Licensed Patents that are owned solely or in part by UTRF; and

B.	an exclusive, worldwide right and license, with the right to grant Sublicenses, to utilize the Licensed Technology.
Subject to the other provisions of this Agreement, the Parties hereby agree that the term “exclusive” means that to the extent of UTRF’s rights in the Licensed Subject Matter and subject to Federal Policy, UTRF shall not grant any other license under Licensed Subject Matter to any Third Party or take any action inconsistent with the rights granted to GTx under this Agreement. The Parties further acknowledge and agree that to the extent UTRF owns any Licensed Subject Matter “in part”, the license herein granted to GTx will not give GTx or its Sublicensees the right to exclude UTRF’s co-owner(s) from exercising any rights attendant to such co-ownership, whether such rights arise by law or contract, provided that UTRF agrees that it will not negotiate or enter into a license agreement or
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

sublicense agreement, or otherwise grant any option or licenses or other rights with respect to such Licensed Subject Matter (whether in whole or in part), except as required by Federal Policy. For avoidance of doubt, the exercise by GTx of its right to grant Sublicenses will not serve to restrict GTx’s exercising of its right, as granted above, to practice under the Licensed Patents and/or to utilize the Licensed Technology.
     2.2 GTx agrees that UT and those persons who, as of the date of signature hereto on behalf of UTRF, are named UT Contributors shall have the royalty-free non-exclusive right to practice under the Licensed Patents and to utilize the Licensed Technology for non-commercial educational, research, and academic purposes only.
     2.3 To the extent that any research pertaining to inventions included in Licensed Technology and/or claimed in Licensed Patents has been or is in the future funded in whole or in part by the United States government, the United States government retains certain rights and requires certain obligations concerning such inventions as set forth in 35 U.S.C. §§200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations and applicable policies of such United States government sponsors, including, without limitation, to the extent applicable, the utilization and capability requirements found in the National Institutes of Health (NIH) Grants Policy Statement; “Developing Sponsored Research Agreements: Considerations for Recipients of NIH Research Grants and Contracts”, Federal Register, Vol. 59, No. 215, Tuesday, November 8, 1994, pp. 55675-55679 (collectively, “Federal Policy”). GTx acknowledges that all rights herein granted to GTx may be subject to any such rights held by the United States government and further subject to any restrictions or obligations that may be imposed by the United States government pursuant to such rights. GTx shall materially comply with all aspects of Federal Policy applicable to a licensee pertaining to Licensed Technology and/or Licensed Patents and shall include and require its Sublicensees to include a provision in each Sublicense agreement, at any tier, that requires the Sublicensee to materially comply with all applicable aspects of Federal Policy. In the event UTRF or GTx shall receive notice of any action or notification by the United States government with respect to any rights and/or obligations under Federal Policy pertaining to any rights licensed hereunder to GTx, the Party receiving such notice shall provide prompt written notice thereof to the other Party.
     2.4 Intentionally omitted.
     2.5 GTx shall have the right to enter into Sublicenses and to permit further sublicensing by Sublicensees through multiple tiers with respect to the Licensed Subject Matter, subject to notifying UTRF of the identity and address of each Sublicensee within thirty (30) days after execution of such agreement by the parties thereto. No GTx Affiliate or Third Party shall have the right to practice under the Licensed Patents or utilize the Licensed Technology to make, have made, use, market, sell, have sold, import, distribute, or offer for sale any Licensed Product in the absence of a written Sublicense agreement. Any grant of rights by GTx or a Sublicensee to practice under the Licensed Patents or to utilize the Licensed Technology to make, have made, use, market, sell, have sold, import, distribute, or offer for sale any Licensed Product shall constitute a Sublicense. All Sublicenses shall be subject to this Agreement in all respects and shall include provisions that such Sublicensee is being granted a license under the Licensed Subject Matter as defined herein and subject to the terms hereof. Notwithstanding anything to the contrary in this Agreement (including, without limitation, this Section 2.5), UTRF hereby agrees that all provisions of the Ipsen Sublicense, as executed on September 7, 2006, are in full compliance with the terms and conditions of this Agreement. GTx agrees that it will not modify or otherwise amend the Ipsen Sublicense in any manner that would deviate from any of the requirements of a Sublicense set forth herein without obtaining UTRF’s prior written approval, which approval will not unreasonably be withheld. The Parties agree that unless a modification or amendment shall affect any requirement of a Sublicense as described in the immediately preceding sentence, GTx and Ipsen shall have the right and discretion to negotiate and enter into such amendments and modifications to the Ipsen Sublicense as they shall from time to time determine without first obtaining the approval of UTRF, and GTx will furnish a copy of any such amendment or modification to UTRF within thirty (30) days of the execution of such an instrument as required herein.
     2.6 GTx shall be responsible for its Affiliates and Sublicensees and, except as set forth above as it pertains to Ipsen, shall not grant any rights that are inconsistent with the rights granted to and obligations of GTx hereunder. Each Sublicense agreement shall include a requirement that the Sublicensee use its commercially reasonable efforts to bring the subject matter of the Sublicense into commercial use. In addition, each Sublicense agreement shall include an acknowledgement that the ownership of the Licensed Patents are and shall remain in the
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

name of UTRF, with the exception of Licensed Patents that are properly assigned to GTx, and, except as set forth in Section 6.2 hereof, an obligation on the part of the Sublicensee to assign, transfer and convey ownership of Licensed Patents to UTRF and/or, as UTRF may direct, to GTx. Upon termination of this Agreement, each Sublicensee’s rights under any Sublicense agreement shall also terminate, provided that if UTRF terminates this Agreement for default by GTx, a Sublicensee’s rights under a Sublicense agreement shall terminate only if UTRF has given such Sublicensee notice of default at least thirty (30) days prior to the effective date of termination and the Sublicensee shall have failed to cure such default, as provided in Section 12.3. UTRF shall have discharged its obligation to give notice of such default to a Sublicensee by sending (through any means contemplated under Section 15) a copy of GTx’s notice of default to the Sublicensee’s most recent street address of which UTRF has received written notice from GTx or the Sublicensee. No Sublicense shall relieve GTx of any of its obligations under this Agreement, except that a Sublicensee shall have the right to cure a default of GTx as set out in Section 12.3. GTx shall forward to UTRF a complete copy of each Sublicense agreement (including, without limitation, all amendments and addenda) granted hereunder within thirty (30) days after execution of such agreement by the parties thereto, provided that each such Sublicense agreement (and any amendments and addenda related thereto) shall be deemed GTx’s Confidential Information and UTRF shall receive such information and documents in confidence and shall not publicly disclose, discuss or release such information or document to Third Parties (other than such information as may be reasonably necessary to be disclosed to UT Contributors and those persons within UT who have a need to know such information, provided that only such information concerning the Sublicense that is necessary to explain any payments to be made to a UT Contributor will be shared with the UT Contributors) without the prior written approval of GTx except for the purposes of enforcement of UTRF’s rights, defense of any claim against UTRF, UT, or UT Contributors, compliance with Federal Policy, or compliance with applicable law, regulation, or court order. GTx shall be responsible for payment of royalties from Sublicensees’ Net Sales provided, however, that GTx may arrange for such payments to be made to UTRF by a Sublicensee, with the understanding that the amount paid to UTRF shall not be decreased thereby and that UTRF’s acceptance of such payments from a Sublicensee does not relieve GTx of the ultimate responsibility for any other or future payment required hereunder. Each such Sublicense agreement shall include an audit right by UTRF of the same scope as provided in Section 5.1 herein with respect to UTRF’s audit of GTx’s books of account.
     2.7 Any act or omission of an Affiliate or Sublicensee which would constitute a breach of this Agreement if performed by GTx, shall be deemed to be a breach by GTx of this Agreement, subject however to the same cure provisions in favor of GTx, an Affiliate, or Sublicensee as are otherwise provided herein for breach by GTx.
     2.8 During the Term hereof, UTRF shall promptly notify GTx in writing upon becoming aware of any SERM invention owned solely or in part by UTRF which is not (a) based on or developed from Proprietary SERM Know-How or (b) developed at UT from grants or research payments made to UT by GTx (each invention described above herein being an “Independent SERM Invention”). Subject to the rights of Third Parties (in the event UTRF co-owns such Independent SERM Invention with a Third Party), GTx will have an exclusive option to acquire, to the extent possible, a worldwide, exclusive (as defined in Section 2.1), royalty-bearing license to such Independent SERM Invention (“Option”), provided that the grant of such Option does not violate Federal Policy and further subject to the following:
A.	The Option shall commence upon UTRF’s written notice to GTx of the existence of such Independent SERM Invention and shall terminate upon the earlier of (i) the expiration of six (6) calendar months from the date of such notice; or (ii) the giving of written notice to UTRF by GTx that it does not intend to exercise the Option; or (iii) the termination of this Agreement (“Option Period”).

B.	GTx may exercise the Option during the Option Period by giving written notice of same to UTRF, provided that GTx is not then in default or breach of any of its obligations under this Agreement.

C.	Upon proper exercise of the Option by GTx, UTRF and GTx shall negotiate in good faith in an effort to reach agreement on the economic terms of a license to GTx of the Independent SERM Invention that is the subject of such Option, it being the intent that upon agreement of the Parties as to such economic terms, they will be expeditiously incorporated into a new license agreement
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

with non-economic terms that are substantially similar to those contained herein, to the extent applicable.

D.	In the event GTx does not exercise the Option for a particular Independent SERM Invention within the Option Period or the Parties do not execute a license agreement within six (6) months after exercise of the Option for a particular Independent SERM Invention by GTx, which time period may be extended by written agreement of the Parties (the “Negotiation Period”), UTRF shall have no further obligation to GTx under this Agreement with regard to such Independent SERM Invention. In the absence of a license agreement granting GTx rights to such Independent SERM Invention, GTx agrees that it will not use such Independent SERM Invention for any commercial or non-commercial purpose.

E.	During the Option Period and the Negotiation Period, if any, UTRF will confer with GTx concerning proper protection of such Independent SERM Invention, but UTRF will have sole authority regarding decisions concerning such protection, including patent activities, provided that if GTx exercises the Option, UTRF shall coordinate all decisions regarding patent protection with GTx and shall take no actions with regard to intellectual property protection for such Independent SERM Invention that are contrary to GTx’s advice unless UTRF reasonably believes rights may be lost unless it acts to protect those rights. From and after the commencement of the Option Period, whether or not GTx exercises the Option and whether or not the Parties subsequently execute a license agreement for GTx to secure rights to the Independent SERM Invention prior to the end of the Negotiation Period, GTx shall, within thirty (30) days after receipt of each invoice, reimburse UTRF for all reasonable and documented out-of-pocket expenses incurred by UTRF during the Option Period and the Negotiation Period, if any, for filing, prosecution, and maintenance of United States and foreign patent applications, issued patents, and other forms of intellectual property protection for such Independent SERM Invention, which intellectual property rights shall be assigned solely to UTRF or jointly to UTRF and its co-owner(s), if any, provided that UTRF shall have consulted with GTx regarding such proposed patent protection and UTRF shall have undertaken to make those filings that are reasonably necessary to protect and preserve its rights in the Independent SERM Invention to reasonably minimize the expenses GTx may be required to reimburse in accordance with this Section 2.8E until the Option Period and Negotiation Period shall have expired. If GTx shall fail to enter into a license agreement with UTRF for such Independent SERM Invention, it shall be entitled to receive a dollar for dollar reduction against Running Royalties and/or Sublicense Revenue (to be applied at GTx’s sole discretion) for the total amount of costs it shall have reimbursed to UTRF for the expenses incurred by UTRF under this Section 2.8E.
SECTION 3
Diligence
     3.1 GTx shall use its commercially reasonable efforts to develop and commercialize Licensed Products through a commercially reasonable program for exploitation of the Licensed Patents and the Licensed Technology.
SECTION 4
Payments and Royalties
     4.1 For the rights, privileges and license granted hereunder, GTx shall pay to UTRF, in addition to the Consideration Fee, the following fees and royalties in the manner hereinafter provided until this Agreement expires or is terminated.
A.	License Maintenance Fee. GTx shall pay UTRF a license maintenance fee in the amount of [ * ] on [ * ] and on [ * ] thereafter during the Term of this Agreement (“License Maintenance Fee”).
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

The License Maintenance Fee actually paid for a particular License Year shall reduce, dollar for dollar, the Running Royalty (defined below) payable in the same License Year. License Maintenance Fees paid in excess of the Running Royalty payable in the same License Year shall not be creditable to the Running Royalty for future years. The Parties acknowledge and agree that there are no License Maintenance Fees due and owing to UTRF by GTx under the Prior License Agreement. The Parties further acknowledge and agree that, prior to the date of execution of this Amended and Restated License Agreement, GTx has paid [ * ] of the [ * ] license maintenance fee that was due and owing on [ * ], and GTx agrees to pay the remaining [ * ] of the [ * ] license maintenance fee upon submission of an invoice for same by UTRF.
B.	Running Royalty. For the purposes of this Section 4.1B., royalties on Net Sales of all Patented Products and Generic Products incorporated in Combination Products shall be subject to the calculation of Net Sales with respect to Combination Products, as applicable, as set forth in Section 1.25.
(1)	GTx shall pay UTRF [ * ] of Net Sales of all Patented Products; and

(2)	GTx shall pay UTRF a percentage of Net Sales attributable to the use, sale or distribution of Generic Products, which percentage shall be determined on a Generic Product-by-Generic Product, country-by-country, and calendar quarter-by-calendar quarter basis. In each country the percentage shall be calculated as the [ * ] during the applicable calendar quarter divided by the [ * ] during the same calendar quarter [ * ] (provided that in no event shall the resulting percentage [ * ]). Furthermore, until such time as this Agreement shall expire in accordance with Section 12.1, should there be no sales in the Major Markets by GTx or Sublicensees of the same Licensed Product covered by a Valid Claim of Licensed Patents during the same calendar quarter, the percentage shall be [ * ];
(the royalty under 4.1B.(1) and 4.1B.(2) being the “Running Royalty”). Notwithstanding the foregoing, in the event that, for a particular Licensed Product in a given License Year under a specific Sublicense agreement, the running royalty (as a percentage of Net Sales) owed to GTx (including the Running Royalty owed to UTRF, if to be paid by the Sublicensee) is less than [ * ] of Sublicensee’s Net Sales after deduction of running royalties (calculated as a percentage of Net Sales) owed and actually paid by or on behalf of GTx to one or more Third Parties as consideration for the grant by such Third Party(ies) of a license to technology incorporated in such Licensed Product, including the royalty to be paid to Orion to license toremifene, the Running Royalty owed to UTRF shall be [ * ] of the amount owed to GTx (including the Running Royalty owed to UTRF, if to be paid by the Sublicensee) for that License Year. By way of example only, in the event that during a particular License Year GTx is entitled to receive a running royalty equal to [ * ] of its Sublicensee’s Net Sales of a particular Licensed Product in the EU and is in turn required to pay, and does actually pay, [ * ] of Sublicensee’s Net Sales of that Licensed Product in the EU to a Third Party, then UTRF’s Running Royalty would be [ * ] of Sublicensee’s Net Sales of that Licensed Product in the EU.
     C. Sublicense Royalty. GTx shall pay UTRF [ * ] of Sublicense Revenue (“Sublicense Royalty”)
     4.2 In the event that any taxes are required by law or regulation to be levied in any foreign country by a foreign taxing authority on any Running Royalty or Sublicense Royalty payable in UTRF’s name under this Agreement and GTx determines in good faith that it or its Sublicensee must withhold such taxes:
A.	GTx or its Sublicensee shall have the right to withhold and pay such taxes withheld on the Running Royalty and/or Sublicense Royalty to the local tax authorities in UTRF’s name;

B.	GTx or its Sublicensee shall pay the net amount of Running Royalty and/or Sublicense Royalty due after reduction by the amount of such taxes that are actually withheld and paid;
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C.	GTx or its Sublicensee shall provide UTRF with appropriate documentation and receipts supporting such withholding; and

D.	GTx or its Sublicensee shall inform UTRF in writing within thirty (30) days of being notified that taxes will be or have been required by a taxing authority to be withheld on the Running Royalty and/or Sublicense Royalty.
     4.3 In the event that a Running Royalty is payable to UTRF on the same Net Sales revenue or a Sublicense Royalty is payable to UTRF on the same Sublicense Revenue under this Section 4 and under one or more other UTRF/GTx license agreements, GTx shall only be required to pay UTRF such royalty under one such license agreement, subject to the provisions of Section 5.2 and provided that if the amount due varies from one such license agreement to another, GTx shall pay the highest amount.
     4.4 Within [ * ] following the close of each calendar quarter in which Net Sales revenue is received by GTx or a Sublicensee, or Sublicense Revenue is received by GTx, payment of all amounts due to UTRF, including but not limited to Running Royalty and Sublicense Royalty, shall be made to UTRF or its designee in United States dollars in Knoxville, Tennessee, or at such other place as UTRF may reasonably designate consistent with the laws and regulations controlling in any foreign country, provided that the [ * ] period may be extended for up to [ * ] after the close of each calendar quarter if a Sublicensee under a Sublicense requires more time than [ * ] to make its sales and royalty calculation and its royalty payment available to GTx. In the event GTx arranges for any payment under this Section 4.4 to be made to UTRF by a Sublicensee pursuant to Section 2.6, if such payment is not received by UTRF within the [ * ] period set forth herein (or within up to the [ * ] extension period as stated above, or [ * ]), GTx shall be deemed to be in breach of this Agreement, subject to the same cure provisions in favor of GTx as set forth in Section 12. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate procedure listed in a Sublicense, if applicable, or in the absence of an applicable Sublicense provision addressing this issue, using the exchange rate listed in the Wall Street Journal for major New York banks on the last business day of the calendar quarter during which the royalty-bearing revenue was received by GTx or its Sublicensees, as the case may be.
SECTION 5
Reports and Records
     5.1 No more often than once each License Year, UTRF or its accounting agents shall have the right to inspect the books of account of GTx. GTx shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to UTRF hereunder. Said books of account shall be kept at GTx’s principal place of business or the principal place of business of the appropriate division of GTx to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for [ * ] following the end of the License Year to which they pertain, to the inspection of UTRF or its accounting agents for the purpose of verifying GTx’s royalty statements. If any examination reveals a shortage in amounts paid to UTRF, GTx shall promptly reimburse UTRF for the shortage, together with interest thereon as provided in Section 5.4, and if the shortage is equal to or greater than [ * ] of the total amount due in the period under audit, GTx shall reimburse UTRF for the cost of the examination as well. If the examination reveals an overpayment to UTRF, GTx may deduct the amount of such overpayment from future amounts owed to UTRF hereunder.
     5.2 GTx shall deliver to UTRF true and accurate reports to confirm a royalty accounting hereunder within [ * ] after the close of each calendar quarter (provided that the [ * ] period may be extended for up to [ * ] after the close of each calendar quarter if a Sublicensee under a Sublicense requires more time than [ * ] to make such information and its royalty payment available to GTx) and a summary of GTx’s activities during such quarter to develop and commercialize Licensed Products. These reports shall be deemed GTx’s Confidential Information and shall include at least the following, on a Licensed Product-by-Licensed Product, country-by-country, and Sublicensee-by-Sublicensee basis:
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A.	The number/amount of Licensed Product used, sold, or imported by and/or for GTx and Sublicensees and other information that is reasonably necessary to allow UTRF to properly calculate royalties due;

B.	The total amounts invoiced and received by GTx and Sublicensees for Licensed Products used or sold by GTx and/or Sublicensees including (i) an accounting of Net Sales for Running Royalty payments due to UTRF under Section 4.1B. above, with separate calculations for Patented Products, Generic Products, and Combination Products reflecting the type and amount of all deductions from Gross Receipts; and (ii) an accounting of Sublicense Revenue for Sublicense Royalty payments due to UTRF under Section 4.1C above reflecting the type and amount of all amounts deducted or excluded from Sublicense Revenue;

C.	The Running Royalty and Sublicense Royalty due, showing the application of any reduction pursuant to Section 2.8E., if applicable;

D.	For all royalties due to UTRF pursuant to Section 4.1, the report shall include (i) the manner in which such royalties were calculated and the amount allocable to each Licensed Product; and (ii) if any such royalties are payable to UTRF under this Agreement and under one or more other UTRF/GTx license agreements, GTx shall set out in its report the amount of such royalties covered by multiple license agreements and identify all such license agreements to which such royalties apply, notwithstanding that GTx is required to pay such royalties under only one such license agreement;

E.	The names and addresses of all Sublicensees for or on whose account royalty payments are being made in accordance with the terms hereof; and

F.	Upon request by UTRF, any other information that may be necessary for the purpose of showing the amounts payable to UTRF hereunder or compliance by GTx with the diligence provisions of Section 3.
     5.3 With each such report submitted, GTx shall pay to UTRF the royalties due and payable under this Agreement. If no royalties shall be due, GTx shall so report.
     5.4 Any amount owed by GTx under this Agreement that is not received by UTRF on or before the date due shall bear interest at a per annum rate [ * ] above the prime rate quoted in the Wall Street Journal for major New York banks on the date due, or if not quoted on the date due, the rate quoted on the first business day after the date due. GTx shall also pay all reasonable collection costs at any time incurred by UTRF in obtaining payment of amounts past due, including reasonable attorneys fees. If the transfer or the conversion into United States Dollar equivalents in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sales were made on which the royalty was based, to the credit and account of UTRF or its nominee in any commercial bank or trust company of its choice located in that country, prompt notice of which shall be given by GTx to UTRF.
SECTION 6
Patent Prosecution
     6.1 During the Term and subject to the terms hereof, GTx shall have (a) complete control of the prosecution of the Licensed Patents listed on Appendix A and will be responsible for maintaining any patents issuing therefrom and (b) the exclusive right and responsibility to prepare, file, prosecute and maintain all patent applications and patents claiming (i) inventions solely owned by UTRF that are described in the Initial SERMS Disclosure; and (ii) Licensed Technology defined in Section 1.22, and such patent applications and patents shall be added to Appendix A. GTx shall use patent counsel of its own choice, at its own expense. GTx agrees to pay all costs incident to the United States and foreign applications, patents and like protection relating to the Licensed Subject Matter, including all costs incurred for filing, prosecution, issuance and maintenance fees as well as any costs incurred in filing continuations, continuations-in-part, divisionals or related applications and any re-examination, reissue, opposition, or interference proceedings. Subject to the provisions of Section 6.4, GTx shall file and maintain patent applications claiming Licensed Technology defined in Section 1.22 in such countries as
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GTx in its sole discretion shall select. Except for Licensed Patents listed on Appendix A that are assigned to GTx or Sublicensee Patent Rights as described in Section 6.2, UTRF shall have the sole and exclusive right, title and ownership in and to all Licensed Patents, including Licensed Patents claiming Licensed Technology defined in Section 1.22 which now exist or may exist in the future, including all United States and foreign patent applications filed and patents issued pursuant to this Section 6, except Licensed Patents claiming invention(s) made in whole or in part by one or more Third Parties as determined in accordance with applicable patent laws, ownership of which shall be subject to the provisions of Section 6.2.
     6.2 GTx and its Sublicensees shall assign, transfer and convey to UTRF all right, title and interest in and to all Licensed Patents, except (i) those claiming invention(s) made in whole or in part by one or more Third Parties, which Licensed Patents are to be assigned, in whole or in part, as the case may be, in accordance with the instructions of such Third Party(ies); and (ii) those listed on Appendix A that, as of the Effective Date, have been assigned to GTx. GTx shall be responsible for recording an assignment, as appropriate, to UTRF and/or to such individual(s) or entity(ies) as such Third Party(ies) may direct, of patent applications filed pursuant to this Section 6 with the United States Patent and Trademark Office and with each foreign Patent Office in which such applications are filed. Notwithstanding the foregoing, GTx may permit its Sublicensees to retain ownership of patent applications or patents claiming invention(s) made by employee(s) or agent(s) of such Sublicensee which result from the Licensed Subject Matter (“Sublicensee Patent Rights”), provided that the pertinent Sublicense agreement shall include provision(s) granting to UTRF and UT a perpetual worldwide non-exclusive royalty-free right to practice, for non-commercial educational, research and academic purposes only (such right to exclude the practice of Licensed Patents for any fee-for-services arrangement or for sponsored research on behalf of any commercial entity), under Sublicensee Patent Rights claiming inventions necessary or reasonably useful in the practice of the Licensed Patents.
     6.3 GTx agrees to provide UTRF with reasonable (which the Parties agree generally means not less than two weeks) advance notice prior to filing of new patent applications containing new subject matter, including, without limitation, continuation-in-part applications, within Licensed Patents. Copies of applications that are divisional or continuation applications of Licensed Patents shall be furnished to UTRF within thirty (30) days of their being initially filed with an appropriate patent office. GTx shall keep UTRF informed, at GTx’s expense, of filing, prosecution, maintenance, and abandonment of applications and issued patents within Licensed Patents pursuant to this Section 6, including submitting to UTRF copies of all patent applications in accordance with the previous sentence, and submitting to UTRF copies of material, official actions and responses thereto, and other material written communications it or its patent counsel receives from or files with the U.S. Patent and Trademark Office and the equivalent foreign offices within forty-five (45) days of filing or receipt, as the case may be. GTx shall consult with UTRF prior to the abandonment of applications or issued patents with the Licensed Patents.
     6.4 UTRF agrees to reasonably cooperate with GTx, at GTx’s request and expense, to whatever extent is reasonably necessary, to procure patent protection for Licensed Technology, including execution of all appropriate documents to provide GTx the full benefit of the licenses granted herein.
     6.5 In the event that GTx decides not to continue prosecution of any United States or foreign patent application within Licensed Patents to issuance or not to maintain any United States or foreign patent within Licensed Patents in a particular jurisdiction, GTx shall timely notify UTRF in writing in order that UTRF may continue said prosecution or maintenance of such patent applications or patents at its option and at its own expense in such jurisdiction. GTx’s right under this Agreement to practice the invention(s) under such patents and patent applications shall immediately terminate in such jurisdiction upon UTRF’s assuming said costs provided that the application for which GTx decides not to continue prosecution, or the patent which GTx decides not to maintain, is before the patent office of a country that is a Major Market. GTx shall not be considered in default and this Agreement shall not terminate as to any particular jurisdiction merely due to the fact that GTx decides not to continue prosecution of a patent application to issuance, or not to maintain any patent in any country that is not a Major Market. If GTx fails to notify UTRF in sufficient time for UTRF to reasonably continue prosecution, or the maintenance of, a patent or patent application in a Major Market, GTx shall be considered in default of this Agreement.
     6.6 Intentionally Omitted.
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     6.7 Intentionally Omitted.
     6.8 Intentionally Omitted.
     6.9 GTx and all its Sublicensees shall mark all products covered by Licensed Patents with patent numbers in accordance with the statutory requirements in the country(ies) of manufacture, use, and sale.
     6.10 UTRF and GTx agree that one or more senior administrators representing each of the Parties will meet at least on a semi-annual basis at a mutually agreeable time and place so that GTx may provide UTRF with an oral update on the current development, licensing, regulatory, and commercialization status of Licensed Products and to discuss any issues raised by either UTRF or GTx arising out of, under, or in connection with this Agreement.
SECTION 7
Infringement
     7.1 GTx shall inform UTRF and UTRF shall inform GTx promptly in writing of any alleged assertion and/or claim of infringement of the Licensed Patents by a Third Party and of any available evidence thereof.
     7.2 GTx shall have the first, sole and exclusive right, but shall not be obligated, to prosecute or defend at its own expense all infringements or opposition, interference and ex parte proceedings of the Licensed Patents, including prosecuting for any misappropriation of Licensed Technology or Licensed Products. The Parties acknowledge that as to Licensed Patents that UTRF owns “in part”, such right on the part of GTx shall not preclude UTRF’s co-owner(s) from taking any action they may have available to them in law or by contract. In furtherance of such right granted to GTx, UTRF hereby agrees that GTx may include UTRF as a party plaintiff in any such suit, without expense to UTRF. The total cost of any such infringement action commenced or defended by GTx shall be borne by GTx. No settlement, consent judgment, or other voluntary final disposition of such suits may be entered into without the consent of UTRF, provided that such consent shall not be unreasonably withheld and that UTRF shall not condition such consent on an increase in payments to UTRF hereunder.
     7.3 If within six (6) months after having been notified of an alleged infringement by a Third Party, GTx has not brought or is not diligently prosecuting an infringement action, or if GTx has notified UTRF at any time prior thereto of its intention not to bring suit against any alleged infringement of the Patents, then, and in those events only, UTRF shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patents, and UTRF may, for such purposes, use the name of GTx as party plaintiff. No settlement, consent judgment, or other voluntary final disposition of the suit may be entered into without the consent of GTx, which consent shall not unreasonably be withheld. After deduction of outstanding expenses of UTRF, including attorney fees, and any expenses of GTx, including attorney fees incurred prior to UTRF’s pursuit of such infringement, the balance remaining from any such recovery shall be divided equally between GTx and UTRF.
     7.4 Intentionally Omitted.
     7.5 In the event that GTx undertakes the enforcement and/or defense of the Licensed Patents by litigation, opposition, interference or ex parte proceedings or an inter partes proceeding (including the defense of a declaratory judgment action pursuant to Section 7.6) in the United States or a foreign country against a Third Party, GTx may withhold up to [ * ] of the payments otherwise thereafter due UTRF under Section 4 that are attributable to sales of Licensed Products in the country where such litigation or inter partes proceeding takes place and apply the same toward reimbursement of up to [ * ] of GTx’s expenses, including reasonable attorneys’ fees, in connection therewith. GTx may not withhold any portion of the payments due UTRF under Section 4 in the event that GTx undertakes the enforcement and/or defense of the Licensed Patents by litigation or an inter partes proceeding in the United States or a foreign country against an Affiliate or Sublicensee. Any recovery of damages by GTx resulting from each such suit or inter partes proceeding shall be applied first in satisfaction of any unreimbursed expenses and legal fees of GTx relating to such suit, and next toward reimbursement of any unreimbursed expenses and legal fees of UTRF relating to such suit, and next toward reimbursement of UTRF for any payments under Section 4 withheld and applied pursuant to this Section 7.5, and the remaining balance, if any, shall be divided equally between GTx and UTRF unless the damage award is identified by judgment of the court or in a settlement in such suit as compensating GTX for loss of sales revenue for Licensed Product on account of such Third Party’s unlicensed or
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illegal actions, in which event (instead of dividing the remaining balance equally between the Parties), GTX shall pay to UTRF an amount equal to the lesser of: (i) [ * ] the remaining balance; or (ii) [ * ] of the equivalent of the lost Net Sales upon which such judgment or settlement award is based, and GTX shall retain the rest. For sake of clarity, any recovery attributable to loss or diminution of the value of Licensed Patents shall be divided equally between UTRF and GTX. As to a settlement of such claim or suit, the rebuttable presumption shall be that any payment to be made to GTX under the settlement agreement is not attributable to lost sales revenue and GTx shall have the burden of proof to reasonably establish that the recovery of damages resulting from such settlement represents compensation for loss of sales revenue (i.e., the equivalent of lost Net Sales hereunder).
     7.6 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents shall be brought against UTRF, GTx at its option shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action against UTRF at its own expense, provided that GTx may not enter into a settlement, consent judgment, or other voluntary final disposition of the matter without the prior written approval of UTRF, which approval shall not be unreasonably withheld.
SECTION 8
Liability and Indemnification
     8.1 GTx shall at all times during the Term of this Agreement, indemnify, defend and hold UTRF, UT, and their respective trustees, directors, officers, employees and Affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys fees (collectively, “Claims”), arising out of the death of or injury to any person or persons or out of any damage to property, to the extent resulting from the production, manufacture, sale, use, lease, or consumption of the Licensed Products, Licensed Technology, or associated intellectual property rights, including Licensed Patents, or arising from any obligation or act of GTx hereunder, except, as to UTRF and UT, for Claims arising (i) out of the use or practice of Licensed Subject Matter by UT as described in Section 2.2 or (ii) from the willful misconduct or misrepresentation by UTRF, UT, or their respective trustees, directors, officers, employees or Affiliates; or (iii) breach of this Agreement by UTRF. Infringement of a Third Party patent by GTx, a GTx Affiliate, or a Sublicensee shall not be deemed for purposes of this Agreement an improper action, omission, or negligent act on the part of UTRF, UT, or their respective trustees, directors, officers, employees or Affiliates.
     8.2 GTx shall obtain and carry in full force and effect from the first manufacture, use or sale of the Licensed Products or Licensed Technology to [ * ] after such manufacturing, use or sales cease, commercial, general liability insurance which shall protect GTx, UTRF, UT, and their respective trustees, directors, officers, employees and Affiliates with respect to events covered by Section 8.1 above. Such insurance shall be written by a reputable insurance company, reasonably acceptable to UTRF, shall list UTRF as an additional named insured, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to UTRF prior to any cancellation or material change thereof. The limits of such insurance shall not be less than [ * ] per occurrence with an aggregate of [ * ] for personal injury or death. Upon the request of UTRF, GTx shall provide UTRF with Certificates of Insurance evidencing the same.
     8.3 GTx, UTRF, UT, AND THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, IN ANY LICENSED PRODUCT, LICENSED TECHNOLOGY OR LICENSED PATENT. SUBJECT TO THE PROVISIONS OF SECTION 8.1 AND EXCEPT FOR A BREACH OF SECTION 18, IN NO EVENT SHALL GTx, UTRF, UT, OR THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ECONOMIC DAMAGE, INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER GTx, UTRF, OR UT SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF ANY OF THE FOREGOING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS:
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A.	A REPRESENTATION MADE OR WARRANTY GIVEN BY UTRF THAT THE PRACTICE BY GTX OF ANY LICENSE OR SUBLICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENTS OF ANY THIRD PARTY;

B.	A REPRESENTATION MADE OR WARRANTY GIVEN BY UTRF THAT ANY PATENT APPLICATION INCLUDED IN THE PATENTS WILL ULTIMATELY ISSUE AS A PATENT;

C.	A REPRESENTATION MADE OR WARRANTY GIVEN THAT GTX SHALL HAVE THE RIGHT TO USE ANY PORTION OF THE LICENSED PATENTS THAT IS CLAIMED IN A PATENT OF ANY THIRD PARTY;

D.	A REQUIREMENT THAT UTRF SHALL BE RESPONSIBLE FOR THE EXPENSES OF FILING OR PROSECUTING ANY PATENT APPLICATION OR MAINTAINING ANY LICENSED PATENTS IN FORCE;

E.	AN OBLIGATION ON THE PART OF UTRF TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENT OF THE LICENSED PATENTS OR FOR UNAUTHORIZED USE OF THE PATENTS OR MISAPPROPRIATION OF THE LICENSED TECHNOLOGY;

F.	AN OBLIGATION ON THE PART OF UTRF TO DEFEND ANY ACTION OR SUIT BROUGHT BY ANY THIRD PARTY;

G.	A REPRESENTATION MADE OR WARRANTY GIVEN BY UTRF AS TO THE SAFETY, RELIABILITY OR EFFICACY OF: 1) THE LICENSED TECHNOLOGY OR THE INVENTIONS COVERED BY THE LICENSED PATENTS; OR 2) ANY LICENSED PRODUCT; OR

H.	A REPRESENTATION MADE OR WARRANTY GIVEN BY UTRF THAT ANY OF THE UT CONTRIBUTORS WILL AGREE TO PROVIDE TECHNICAL ASSISTANCE OR CONSULTATION TO GTX, OR THAT SUCH TECHNICAL ASSISTANCE OR CONSULTATION, IF PROVIDED, WOULD BE SUFFICIENT TO ENABLE GTX TO SUCCESSFULLY EXPLOIT THE LICENSED TECHNOLOGY OR THE LICENSED PATENTS.
     8.4 UTRF represents and warrants that to the best of its actual knowledge as of the Effective Date: (i) it has the full corporate power and authority to enter into this Agreement, to carry out the provisions of this Agreement, and to grant the rights granted to GTx herein; (ii) it has not previously granted and shall not grant to any Third Party any rights which are inconsistent with the rights granted to GTx herein; (iii) it is the owner of the entire right, title, and interest in and to the Licensed Patents and Licensed Technology except for such rights held by GTx, UT, the United States government, Sublicensees, and/or their respective designees and/or assignees, if any; and (iv) it has fully complied with all requirements of 35 U.S.C. § 200 et seq. and all implementing regulations necessary to perfect title to the rights and license granted to GTx herein.
     8.5 UTRF acknowledges and understands that Dr. Mitchell S. Steiner is an employee of UT and that as of the Effective Date, he is the Chief Executive Officer of GTx.
     8.6 GTx represents that: (i) it has full corporate power and authority to enter into this Agreement and carry out all the provisions of this Agreement; (ii) it is authorized to execute this Agreement on its behalf; (iii) the person executing this Agreement is duly authorized to do so; and (iv) no consent, approval or authorization of any Third Party is required. GTx further represents and warrants that it shall not deny, contest (through declaratory judgment action or otherwise), or take any action inconsistent with UTRF’s ownership in or the validity or enforceability of any of the Licensed Patents associated with or arising from the Licensed Subject Matter except those Licensed Patents listed on Appendix A that are assigned to GTx.
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SECTION 9
Export Controls
     9.1 GTx acknowledges that the export of goods and/or technical data from the United States may require some form of export control license from the United States Government. GTx agrees that neither it nor its Sublicensees will disclose, export or re-export any materials or technical data received under this Agreement to any countries for which the U.S. Government requires an export license, unless GTx or its Sublicensees have obtained prior written authorization from the U.S. Department of State, Directorate of Defense Trade Controls, Department of Commerce, U.S. Bureau of Industry and Security or other authority responsible for such matters. GTx agrees that it or its Sublicensees are responsible for any fees or expenses associated with obtaining an export license, if required, and acknowledges that failure to obtain such export control license may result in criminal liability. UTRF neither represents that a license shall not be required nor that, if required, it shall be issued.
SECTION 10
Non-Use of Names
     10.1 GTx shall not use the names or trademarks of UTRF or UT, or any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from UTRF or UT, as the case may be, except that GTx may state that it has licensed the Licensed Patents and Licensed Technology from UTRF.
     10.2 Neither UTRF nor UT shall use the names or trademarks of GTx, or any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from GTx, except that UTRF may state that it has licensed the Licensed Patents and Licensed Technology to GTx.
SECTION 11
Dispute Resolution
     11.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or to prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, shall be resolved upon thirty (30) days written notice of either party to the other by final and binding arbitration in Knoxville, Tennessee under the Commercial Arbitration Rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then in effect. The arbitrator(s) shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, nor to award punitive damages. The prevailing party in any such arbitration shall, in addition to recovering reasonable out-of-pocket costs of the arbitration, be entitled to an award of reasonable attorneys fees incurred in connection with the arbitration, with any action necessary to perfect the arbitration award as a judgment, and for any collection action required to secure payment of any arbitration award. Any award rendered in such arbitration may be entered and enforced by either party in either the courts of the State of Tennessee or in the United States District Court for the Eastern District of Tennessee, to whose jurisdiction for such purposes UTRF and GTx each hereby irrevocably consents and submits, or in any other United States court having jurisdiction.
     11.2 Notwithstanding the foregoing, nothing in this Section shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.
SECTION 12
Term of Agreement and Termination
     12.1 This Amended and Restated License Agreement shall take effect for all purposes upon the date of execution by the Parties, and unless earlier terminated in accordance with the provisions of this Section 12, shall continue in full force and effect on a country-by-country basis for the longer of (i) a period of twenty (20) years from the Effective Date, or (ii) in each country in which a Valid Claim for any Licensed Patent shall continue to
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exist, until the last Valid Claim for any Licensed Patent shall expire in the country, at which time this Agreement shall expire as to such country (“Term”).
     12.2 After expiration of the Term in a country, GTx shall have a perpetual, fully paid, royalty-free license to the Licensed Patents and Licensed Technology in such country, such license being of no greater scope than that granted hereunder. GTx shall continue to be obligated to pay (i) Running Royalties on account of Licensed Product used, marketed, sold, manufactured or distributed in or imported from any country for which the Term shall not have expired; and (ii) Sublicense Royalties on Sublicense Revenue generated under any Sublicense that includes a grant of rights in any Major Country for which the Term shall not have expired; and (iii) the License Maintenance Fee as long as there is at least one Major Country for which the Term shall not have expired. GTx shall continue to enjoy the rights and license to the Licensed Subject Matter granted hereunder in each country for which the Term shall not have expired.
     12.3 In the event of default or failure by GTx to perform any of the terms, covenants or provisions of this Agreement (hereinafter, “default”), GTx shall have thirty (30) days to cure such default after the giving of written notice of such default by UTRF. In accordance with Section 2.6, no Sublicensee’s rights under a Sublicense shall terminate on account of a default by GTx unless UTRF shall have given written notice of such default to the Sublicensee and the Sublicensee shall have failed to cure or have cured such default within thirty (30) days of such notice. If such default is not cured by GTx, its Affiliates, and/or its Sublicensees within the said thirty (30) day period, UTRF shall have the right, at its option, to terminate this Agreement. The failure of UTRF to exercise such right of termination for non-payment of royalties or otherwise shall not be deemed to be a waiver of any right UTRF might have, nor shall such failure preclude UTRF from exercising or enforcing said right upon any subsequent failure by GTx.
     12.4 UTRF shall have the right, at its option, to terminate this Agreement in the event that GTx is finally declared bankrupt, or is placed in receivership pursuant to proceedings affecting the operation of its business In the event of termination of this Agreement pursuant to Sections 12.3 or 12.4 hereof, all rights to the Licensed Patents and Licensed Technology granted to GTx herein shall revert to UTRF, except as otherwise provided in Section 2.6.
     12.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Sections 1, 4.4, 5, 8, 9-12, 14, 18, 20, and 21 shall survive any such termination.
     12.6 No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination.
     12.7 GTx shall have the right to terminate this Agreement at any time on three (3) months notice to UTRF and upon payment of all amounts due UTRF through the effective date of the termination.
SECTION 13
Assignability
     13.1 This Agreement shall be binding upon and shall inure to the benefit of UTRF and its assigns and successors, and shall be binding upon and shall inure to the benefit of GTx and its assigns provided that prior written approval by UTRF is first obtained, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, no prior written approval from UTRF shall be required for any assignment by GTx to (i) an Affiliate of GTx (or any entity into which GTx shall have been merged or consolidated, provided that at least 51% of such merged or consolidated entity is owed by shareholders holding at least 51% of GTx immediately prior to such merger or consolidation) or (ii) a Third Party which acquires all or substantially all of GTx’s assets or a Controlling interest in the business to which this Agreement relates if, but only if, the Third Party can reasonably demonstrate a financial net worth or market cap equal to or better than the financial net worth of GTx existing prior to the acquisition, but not less than a net worth of One Hundred Million Dollars ($100,000,000) or a market cap of Five Hundred Million Dollars ($500,000,000). No assignment shall be deemed effective unless such assignee has agreed in writing to be bound by the terms and provisions of this Agreement. Any attempt to assign or assignment made in
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violation of this Section 13.1 shall be void ab initio. GTx shall give notice to UTRF of any assignment of this Agreement within thirty (30) days thereafter, such notice to include a copy of assignee’s written agreement to be bound by the terms and provisions of this Agreement.
SECTION 14
Governmental Compliance
     14.1 GTx shall at all times during the Term of this Agreement and for so long as it shall develop, make, have made, use, market, sell, have sold, import, distribute, or offer to sell Licensed Products or Licensed Technology comply and cause its Sublicensees to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Licensed Products, Licensed Technology, or Licensed Patents or any other activity undertaken pursuant to this Agreement.
SECTION 15
Notices
     15.1 Any notice or other communication required or permitted hereunder (hereinafter “notice”) shall be in writing and shall be hand-delivered, sent by overnight courier, mailed by certified United States mail, return receipt requested, or sent by email, to the addresses given below or to such other addresses as the parties may hereafter specify in writing. Notice shall be deemed given and received five (5) days after being deposited with the U.S. Postal Service with sufficient postage, or if notice is hand-delivered or sent by overnight courier, upon the date of actual delivery, or if sent by email, upon the date the receiving party acknowledges receipt. An email notice shall be given concurrently to all the email address(es) provided by the recipient party and the first acknowledgment of receipt from the recipient party shall establish the date on which such notice is given.
UTRF:
If notice is given by means other than email, to:
University of Tennessee Research Foundation
1534 White Avenue, Suite 403
Knoxville, Tennessee, U.S.A. 37996-1527
Attn: President
          With a copy to:
University of Tennessee Research Foundation
920 Madison, Suite 515
Memphis, TN 38163
If notice is given by email, to:
rmagid1@utmem.edu
jlsnider@utk.edu
vhunley@tennessee.edu
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GTx:
If notice is given by means other than email, to:
GTx, Inc.
3 N. Dunlap Street, 3rd Floor
Memphis, Tennessee 38163
Attn: Dr. Mitchell Steiner, CEO
          With a copy to:
GTx, Inc.
3 N. Dunlap Street, 3rd Floor
Memphis, TN 38163
Attn: Henry P. Doggrell, Vice President, General Counsel
If notice is given by email, to:
msteiner@gtxinc.com
hdoggrell@gtxinc.com
SECTION 16
Severability of Provisions
     16.1 If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.
SECTION 17
Governing Law
     17.1 This Agreement shall be deemed to be subject to, and have been made under, and shall be construed and interpreted in accordance with the laws of the State of Tennessee. This Agreement is expressly acknowledged to be subject to all applicable federal laws. No conflict-of-laws rule or law that might refer such construction and interpretation to the laws of another state, republic, or country shall be considered. The Parties irrevocably and unconditionally agree that the exclusive place of jurisdiction for any action, suit or proceeding for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or to prevent irreparable harm, arising under, out of, or in connection with this Agreement (“Actions”), shall be in the courts of the United States of America sitting in the city, state and country of State of Tennessee, or, if such courts shall not have jurisdiction over the subject matter thereof, in the courts of the State of Tennessee sitting therein, and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for the purposes of any such Actions. If any such State court also does not have jurisdiction over the subject matter thereof, then such an Action may be brought in the federal or state courts located in the states of the principal place of business of any Party hereto.
SECTION 18
Confidentiality
     18.1 Nothing herein shall preclude a Party from disclosing the existence of this Agreement and the general scope of the license granted hereunder. However, neither Party shall disclose the economic terms of this Agreement except that UTRF may disclose such economic terms to the UT Contributors and UT, or as required by Federal Policy.
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     18.2 Subject to the exceptions set forth herein, all information or material disclosed pursuant to this Agreement and/or related to the Licensed Patents, Licensed Products, Licensed Technology, and Independent SERM Inventions shall be confidential (“Confidential Information”). Recipient (the “Receiving Party”) of another Party’s Confidential Information (the “Providing Party”) agrees to hold in confidence, and not to distribute or disseminate to any person or entity, for any reason for a period of seven (7) years after receipt, any Confidential Information received, under or relating to this Agreement, except for Confidential Information of the Providing Party which:
A.	was known or used by the Receiving Party prior to the date of disclosure to the Receiving Party as evidenced by written records; or

B.	either before or after the date of disclosure is lawfully disclosed to the Receiving Party by sources other than the Providing Party which are rightfully in possession of the Confidential Information and not subject to any obligation of confidentiality, as evidenced by written records; or

C.	either before or after the date of disclosure to the Receiving Party becomes published, through no fault or omission on the part of the Receiving Party; or

D.	is independently developed by or for the Receiving Party without reference to, knowledge of, or reliance upon the Confidential Information as evidenced by written records; or

E.	is required to be disclosed by the Receiving Party to comply with applicable laws or court order, to defend or prosecute litigation or arbitration or to comply with governmental regulations or Federal Policy, provided that the Receiving Party provides prior written notice of such disclosure to the Providing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure, and further provided that specific information shall not be deemed to be within any of these exclusions merely because it is embraced by more general information falling with these exclusions; or

F.	is disclosed by UTRF to UT, the UT Contributors, or the State of Tennessee, such disclosure being subject to the provisions of Section 2.6, if and as applicable.
All information concerning (i) Licensed Patents and/or Licensed Technology owned solely or partly by UTRF and (ii) Independent SERM Inventions shall be deemed Confidential Information of UTRF. Disclosures of Confidential Information to GTx concerning (i) and (ii), including, without limitation, disclosures that are made to GTx by UT Contributors, shall be deemed, for purposes of this Section, to be disclosures made by UTRF. Nothing herein shall be construed in such a manner as to permit UTRF, UT, or any UT Contributor to take any action with regard to Licensed Patents, Licensed Technology, or Independent SERM Inventions that is contrary to the rights herein granted to GTx or to permit UTRF, UT, or any UT Contributor to include any Confidential Information of GTx in any patent application or regulatory filing or application without obtaining GTx’s prior written approval except to the extent such activity falls within the exceptions to confidentiality set forth in Sections 18.2A through F.
     18.3 GTx recognizes that under UTRF and UT policy, research results must be publishable and agrees that researchers engaged in such research shall have the right, with regard to the Licensed Subject Matter, to present at symposia, professional meetings and to publish in journals, theses or dissertations, or otherwise of their own choosing (“Publications”) provided that UTRF shall provide to GTx a copy of a draft of such Publication, if received by UTRF in draft form, or a copy of the final Publication, if first received by UTRF in that form, in either case promptly upon receipt and in the manner and form in which received in order that GTx may review the Publication to identify and protect any Confidential Information of GTx that may be contained therein and to allow for the preparation and filing of a patent application by GTx or Sublicensees. UTRF shall not be deemed in breach or default of this Agreement merely due to a Publication that UTRF does not receive prior to publication.
     18.4 Intentionally Omitted.
     18.5 The Parties agree that counsel of the Parties, who have a duty of confidentiality to the respective Parties, may receive Confidential Information.
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SECTION 19
Reformation
     19.1 All Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.
SECTION 20
Non-Waiver
     20.1 The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.
SECTION 21
Entire Agreement
     21.1 This Agreement, as amended and restated herein, contains the entire agreement and understanding of the parties as of the Effective Date with respect to the subject matter hereof, supersedes any prior agreements and understandings with respect thereto, including, without limitation, the Prior License Agreements, and cannot be modified, amended or waived, in whole or in part, except in writing signed by the Party to be charged. Any such purported non-written modification, amendment, or waiver shall be null and void. A discharge of the terms of this Agreement shall not be deemed valid unless by full performance of the Parties hereto or by writing signed by the Parties hereto. A waiver by UTRF of any breach by GTx of any provision or condition of this Agreement to be performed by GTx shall not be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.
SECTION 22
Effect of Agreement
     22.1 This Amended and Restated License Agreement shall supersede and render null and void the Prior License Agreements.
IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below. The undersigned representative of UTRF is authorized to execute this Agreement on its behalf and bind UTRF to the terms and conditions set forth herein, and the undersigned representative of GTx is authorized to execute this Agreement on its behalf and bind GTx to the terms and conditions set forth herein.

UNIVERSITY OF TENNESSEE RESEARCH FOUNDATION (UTRF)		GTx, INC. (GTx)

By:	/s/ Fred D. Tompkins	By:	/s/ Henry P. Doggrell

Name: Fred D. Tompkins		Name: Henry P. Doggrell
Title: President		Title: Vice President, General Counsel & Secretary

Date:	9/26/07	Date:	Sept. 26, 2007

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APPENDIX A AMENDED & RESTATED LICENSE AGREEMENT
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